Shareholder meeting results
(Unaudited)

The annual meeting of shareholders of the fund was held on July 14, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:

					Votes for		Votes withheld

Jameson A. Baxter			12,750,780		1,312,957
Charles B. Curtis			12,768,755		1,294,982
Myra R. Drucker				12,764,878		1,298,859
Charles E. Haldeman, Jr.		12,768,147		1,295,590
John A. Hill				12,770,068		1,293,669
Paul L. Joskow				12,770,402		1,293,335
Elizabeth T. Kennan			12,765,890		1,297,847
John H. Mullin, III			12,766,573		1,297,164
Robert E. Patterson			12,770,674		1,293,063
George Putnam, III			12,759,005		1,304,732
W. Thomas Stephens			12,766,965		1,296,772
Richard B. Worley			12,765,617		1,298,120

A proposal to amend the funds fundamental investment restriction with respect to borrowing and senior securities to permit the fund to engage in investment leverage was approved as follows:

			Votes for	Votes against		Abstentions
			9,822,931	1,715,935		2,524,871

A proposal to approve the Amended and Restated
Management Contract between the fund and Putnam
Investment Management, LLC, which provides for payment of management fees with respect to fund assets attributable to investment leverage, was approved as follows:

			Votes for	Votes against		Abstentions
			9,756,751	1,953,338		2,353,648

A proposal to convert the fund to an open-end investment company and approve certain related changes to the funds Agreement and Declaration of Trust was defeated as follows:

			Votes for	Votes against		Abstentions
			2,347,202	9,194,874		2,521,661

All tabulations are rounded to the nearest whole number.